Exhibit 107

Calculation of Filing Fee

Exhibit 107

Form S-1

(Form Type)

TRxADE HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)/(2)		Proposed Maximum Offering Price Per Unit(3)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share	N/A	2,663,045 shares	(2)	$0.615	(4)	$1,638,038.98	$110.20 per million	$180.51
Carry Forward Securities		N/A	N/A			N/A				N/A		N/A	N/A
Total Offering Amounts								$1,638,038.98		$180.51	(5)
Total Fees Previously Paid
Total Fee Offsets						0

(1) The shares will be offered for resale by the selling stockholder pursuant to the prospectus contained in the Registration Statement. Represents shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock of the Company.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered in the Registration Statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution resulting from stock split, stock dividends, recapitalization, or other similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($0.6301) and low ($0.6001) sale price of the registrant’s common stock on November 25, 2022 as reported on The Nasdaq Stock Market LLC, which date is within five business days prior to filing this registration statement.